Exhibit 10.1

AMENDMENT NO. 1
TO
CAMELOT RETURN ULTIMATE, LP 2022 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 to the Camelot Return Ultimate, LP 2022 Equity Incentive Plan (as the same may be further amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Plan”) of Camelot Return Ultimate, LP, a Delaware limited partnership (the “Partnership”), is approved by the Board of Directors of the Partnership (the “Board”) as of June 23, 2026 (the “Amendment Effective Date”), to be effective as of the Amendment Effective Date. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, the Partnership previously established the Plan; and

WHEREAS, the Board now desires to amend the Plan to increase the number of Units reserved for issuance under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 3.02 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“Section 3.02 Maximum Units Available. An aggregate of 2,395,103.33 Incentive Units and 1,890,534 Class A-2 Units shall be reserved for issuance under this Plan. All Units shall be subject to adjustment by the Administrator as set forth herein. In the event of any Unit split, combination of Units, or merger or consolidation of the Partnership, the Administrator shall make such changes in the number and type of Units and the terms thereof as the Administrator determines are necessary to prevent dilution or enlargement of rights of the Participants under this Plan. If any Units are cancelled, terminated, or forfeited in any manner without payment therefor (including pursuant to Article VII), such Units shall again be available under this Plan, subject to the foregoing maximum amount.”

Except as hereby modified, each and every other provision of the Plan shall remain in full force and effect without change or modification.

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